Exhibit 10.12

LITHERA, INC.

9191 Towne Centre Drive

San Diego, CA 92122

August 12, 2014

Patricia Walker, M.D., Ph.D.

2025 Plaza Bonita

Santa Barbara, CA 93103

Dear Patricia:

I would like to extend to you this offer to serve as a member of the Board of Directors of Lithera, Inc. (the “Company”). Your continued service will be at the discretion of the Company’s stockholders.

At the next meeting of the Board of Directors (the “Board”), the Company will provide you a non-qualified stock option to purchase up to 86,733 shares of common stock in the Company (approximately 0.15% of the Company’s fully diluted shares) at the then current fair market value for such shares (the “Option”). The Option will be granted subject to the terms of the Company’s 2007 Stock Plan (the “Plan”) and related documentation and will vest over a period of three (3) years in equal monthly installments starting upon your appointment to the Board and continuing for so long as you continue to serve as a director. In addition, the Company will pay you an annual retainer of $25,000 (payable in equal quarterly installments) for your service as a director.

The cash compensation that you are entitled to receive will be adjusted in accordance with the Company’s director compensation policy in the event that the Company completes an initial public offering of its equity securities.

As a director you will be expected to attend the meetings of the Company’s Board and provide reasonable assistance to the Company’s management team, as requested. You may also be asked to serve on one of the committees of the Board, including the Company’s Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee. You will be reimbursed for your reasonable out of pocket expenses in attending meetings of the Board of Directors.

As you are aware, the Company is very concerned that its directors carefully guard its confidential and proprietary information and avoid any potential or actual conflicts of interest. In this regard, you acknowledge that you will execute the Company’s standard form of Proprietary Information and Inventions Agreement.

Kindly indicate your consent and agreement to the terms set forth in this letter by signing and returning a copy of this letter to me.

Should you have any questions with regard to any of the matters set forth above, please call me.

Very truly yours,

/s/ George Mahaffey
George Mahaffey
Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Patricia Walker
Patricia Walker, M.D., Ph.D.

Date:	August 12, 2014